Exhibit 10.1

TRANSOCEAN INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective May 12, 2005)

1.	Purpose

The Transocean Inc. Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist all eligible employees of Transocean Inc., a Cayman Islands exempted company limited by shares (“Transocean”) and Subsidiaries (as defined in Section 4) (hereinafter collectively referred to as the “Company”), where permitted by applicable laws and regulations, to acquire an equity interest in Transocean through the purchase of ordinary shares, par value US$.01 per share, of Transocean (“Ordinary Shares”). It is intended that this Plan shall constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Administration of the Plan

The Plan shall be administered and interpreted by the Administrative Committee (the “Committee”) appointed by the Finance and Benefits Committee of the Board of Directors of Transocean (the “Board”), which Committee shall consist of at least two (2) persons. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan.

The Committee may act by decision of a majority of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by a majority of the members of the Committee without holding a formal meeting. The Committee may delegate its duties and authority under this Plan to one or more officers of the Company, and actions taken by such duly authorized officers shall be deemed to be actions of the Committee.

3.	Nature and Number of Shares

The Ordinary Shares subject to issuance under the terms of the Plan shall be shares of Transocean’s authorized but unissued Ordinary Shares, previously issued Ordinary Shares reacquired and held by or on behalf of the Company or Ordinary Shares purchased on the open market. The aggregate number of Ordinary Shares which may be issued under the Plan shall not exceed three million five hundred thousand (3,500,000) Ordinary Shares. All Ordinary Shares purchased under the Plan, regardless of source, shall be counted against the three million five hundred thousand (3,500,000) Ordinary Share limitation.

In the event of any scheme of arrangement, reorganization, share split, reverse share split, share dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Transocean, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Ordinary Shares available for purchase under the Plan and in the maximum number of Ordinary Shares which may be issued under the Plan, subject to the approval of the Board and in accordance with Section 19.

4.	Eligibility Requirements

Each “Employee” (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first “Enrollment Date” (as defined therein) following employment by the Company. Participation in the Plan is voluntary.

The following Employees are not eligible to participate in the Plan:

(i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any Subsidiary (in determining share ownership of an individual, the rules of Section 424(d) of the Code shall be applied, and the Committee may rely on representations of fact made to it by the employee and believed by it to be true);

(ii) Employees of Transocean who are customarily employed for less than twenty (20) hours per week or less than five (5) months in any calendar year;

(iii) Employees of any Subsidiary who are excluded under the terms of any agreement evidencing the adoption of the Plan;

(iv) Employees who reside in a country in which the Plan fails to meet applicable legal and regulatory requirements or in a country whose laws make participation impractical; and

(v) Employees who are not employed by a Participating Subsidiary (as listed in Appendix A).

“Employee” shall mean any individual employed by Transocean or any Subsidiary (as hereinafter defined). “Eligible Employee” shall mean any Employee who has met the eligibility requirements in this Section 4 and is eligible to participate in the Plan. “Subsidiary” shall mean any corporation (a) which is in an unbroken chain of corporations beginning with Transocean if each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. “Participating Subsidiary” shall mean a Subsidiary that has adopted the Plan with the approval of the Committee (as listed in Appendix A). “Non-Participating Subsidiary” shall mean a Subsidiary that has not adopted the Plan.

5.	Enrollment

Each Eligible Employee of Transocean or a Participating Subsidiary may enroll in the Plan on the first January 1 following the date he first meets the eligibility requirements of Section 4.

Any Eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on any subsequent January 1. Any Eligible Employee may enroll or re-enroll in the Plan on the dates hereinabove prescribed or such other specific dates established by the Committee from time to time (“Enrollment Dates”). In order to enroll, an Eligible Employee must complete the enrollment procedures designated by the Committee as of the designated date for the following Purchase Period (as defined in Section 6).

6.	Method of Payment

Payment for shares is to be made as of the applicable “Purchase Date” (as defined in Section 9) through payroll deductions on an after-tax basis (with no right of prepayment) over the Purchase Period, with the first such deduction commencing with the first payroll period ending or as soon as administratively possible, after the Enrollment Date. “Purchase Period” under the Plan shall mean each period of one (1) year beginning on each January 1 and ending on the following December 31 or such other period as the Committee may prescribe. Each Eligible Employee who is enrolled in the Plan (hereinafter referred to as a “Participant”) will authorize such deductions from his pay for each month during the Purchase Period, and such amounts will be deducted in conformity with his employer’s payroll deduction schedule.

Each Participant may elect to make contributions each pay period in amounts not less than two percent (2%) of the Participant’s monthly compensation (with no dollar minimum), not to exceed a monthly contribution equal to twenty percent (20%) of the Participant’s monthly compensation (or such other dollar amounts as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period). A Participant’s monthly compensation includes base pay and overtime pay associated with base pay, but excludes bonus pay, premium and any type of special pay and overtime associated with premium or special pay. In establishing other dollar amounts of permitted contributions, the Committee may take into account the “Maximum Share Limitation” (as defined in Section 8). The rate of contribution shall be designated by the Participant in the enrollment form or other media approved by the Committee.

A Participant may elect to increase or decrease the rate of contribution effective as of the first day of the Purchase Period by giving prior notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. A Participant may not elect to increase or decrease the rate of contribution during a Purchase Period.

A Participant may suspend payroll deductions at any time during the Purchase Period by giving prior notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. If a Participant elects to suspend his payroll deductions, such Participant’s account will continue to accrue interest and will be used to purchase shares at the end of the Purchase Period. A Participant may also elect to withdraw his entire contributions for the current Purchase Period in accordance with Section 8 by giving prior notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. Any Participant who withdraws his contributions will receive, as soon as practicable, his entire account balance, including interest and dividends, if any. Any Participant who suspends payroll deductions or withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the next Purchase Period.

Except in the case of cancellation of election to purchase, death, resignation or other terminating event, the amount in a Participant’s account at the end of the Purchase Period will be applied to the purchase of Ordinary Shares.

7.	Crediting of Contributions, Interest and Dividends

Contributions shall be credited to a Participant’s account as soon as administratively feasible after payroll withholding. Unless otherwise prohibited by laws and regulations, Participant contributions will receive interest at a rate realized for the investment vehicle or vehicles designated by the Committee for purposes of the Plan. Interest will be credited to a Participant’s account from the first date on which such Participant’s contributions are deposited with the investment vehicle until the earlier of (i) the end of the Purchase Period or (ii) in the event of cancellation, death, resignation or other terminating event, the last day for which interest is allocated for such investment vehicle prior to the date on which such contributions are returned to the Participant.

Dividends on shares held in a Participant’s account in the Plan will be invested in Ordinary Shares under the Company’s Shareholder Dividend Reinvestment Plan. Any such contributions, interest and dividends shall be deposited in or held by a bank or financial institution designated by the Committee for this purpose (the “Custodian”).

8.	Grant of Right to Purchase Shares on Enrollment

Enrollment in the Plan by an Eligible Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase Ordinary Shares under the Plan. Re-enrollment by a Participant in the Plan will constitute a grant by the Company to the Participant of a new opportunity to purchase shares on the Enrollment Date on which such re-enrollment occurs. A Participant who has not (a) terminated employment, (b) withdrawn his contributions from the Plan, or (c) notified the Company in writing, by December 1 (or such date as the Committee shall establish), of his election to withdraw his payroll deductions plus interest as of December 31, will have Ordinary Shares purchased for him on the applicable Purchase Date. In addition, a Participant who has not (a) terminated employment, (b) withdrawn his contributions from the Plan, (c) notified the Company in writing to stop his contributions to the Plan or (d) transferred to a Non-Participating Subsidiary, will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless each Participant notifies the person designated by the Committee on the appropriate form or other media approved by the Committee that he elects not to re-enroll.

Each right to purchase Ordinary Shares under the Plan during a Purchase Period shall have the following terms:

(i) the right to purchase Ordinary Shares during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Purchase Date occurring in the Purchase Period, or (B) the date on which participation of such Participant in the Plan terminates for any reason;

(ii) payment for shares purchased will be made through payroll withholding and the crediting of interest and dividends, if applicable, in accordance with Sections 6 and 7;

(iii) purchase of shares will be accomplished only in accordance with Section 9;

(iv) the price per share will be determined as provided in Section 9;

(v) the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Transocean or any Subsidiary) will in no event give the Participant the right to purchase a number of shares during a calendar year in excess of the number of Ordinary Shares derived by dividing twenty-five thousand dollars (US$25,000) by the fair market value of the Ordinary Shares (the “Maximum Share Limitation”) on the applicable Grant Date determined in accordance with Section 9; and

(vi) the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9.	Purchase of Shares

The right to purchase Ordinary Shares granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Ordinary Shares (“Fair Market Value”) to be purchased during such Purchase Period will be the closing composite sales price per Ordinary Share in the New York Stock Exchange Composite Transactions Quotations on the first trading day of the calendar month of January, or such other trading date designated by the Committee (the “Grant Date).

The Fair Market Value of the Ordinary Shares will again be determined in the same manner on the last trading day of the calendar month of December, or such other trading date designated by the Committee (the “Purchase Date”); however, in no event shall the Committee, in the exercise of its discretion, designate a Purchase Date beyond twelve (12) months from the related Enrollment Date or otherwise fail to meet the requirements of Section 423(b)(7) of the Code. These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

As of the Purchase Date, the Committee shall apply the funds then credited to each Participant’s account to the purchase of Ordinary Shares. The cost to the Participant for the shares purchased during a Purchase Period shall be the lower of:

(i) eighty-five percent (85%) of the Fair Market Value of Ordinary Shares on the Grant Date; or

(ii) eighty-five percent (85%) of the Fair Market Value of Ordinary Shares on the Purchase Date.

Certificates evidencing shares purchased shall be delivered to the Custodian or to any other bank or financial institution designated by the Committee for this purpose or delivered to the Participant (if the Participant has terminated employment for any reason and has elected by notice to the Committee to receive the certificate) as soon as administratively feasible after the Purchase Date; however, certificates shall not be delivered to the Participant within one (1) year of the Purchase Date of the underlying shares, except as otherwise provided herein. Notwithstanding the foregoing, Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian, or any other designated bank or financial institution, shall be held in book entry form. Until such certificates are distributed to the Participant, the Participant will not be permitted to transfer ownership of the certificates except as contemplated by Section 10 or Section 14 of the Plan. Any Participant who terminates employment will receive a certificate for the number of shares held in his account and a cash refund attributable to amounts equal to less than the price of a whole share, and any accumulated contributions, dividends and interest.

If for any reason the purchase of shares with a Participant’s allocations to the Plan exceeds or would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively feasible, including interest determined in accordance with Section 7. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations set forth under Section 423 of the Code.

10.	Withdrawal of Shares and Sale of Shares

(a) A Participant may elect to withdraw at any time (without withdrawing from participation in the Plan) shares which have been held in his account for at least one (1) year by giving notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee. Upon receipt of such notice from the person designated by the Committee, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of such shares held in the Participant’s account as soon as administratively feasible.

(b) Notwithstanding anything in the Plan to the contrary, a Participant may sell shares which are held in his account, including shares which have been held in his account for less than one (1) year, by giving notice to the person or entity designated by the Committee on the appropriate form or other media approved by the Committee (the Committee reserves the right to require a 3-month holding period on all shares). Upon receipt of such notice from the person or entity designated by the Committee, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the sale of such Participant’s shares. Any sale will be deemed to occur as soon as practicable after the Participant provides such notice to the person or entity designated by the Committee. The proceeds of any sale under this subsection 10(b), less any associated commissions or required withholding for taxes, shall be paid to the Participant as soon as practicable after the sale.

11.	Termination of Participation

The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company or a Participating Subsidiary for any reason whatsoever (including death, resignation or other terminating event). As soon as administratively feasible after termination of participation due to cessation of employment, the Committee shall pay to the Participant or his beneficiary or legal representative all amounts credited to his account, including interest and dividends, if applicable, determined in accordance with Section 7, and shall cause a certificate for the number of shares held in his account to be delivered to the Participant, subject to the restrictions in Section 9. If a Participant ceases to be employed by the Company or a Participating Subsidiary and is rehired, he must wait for the next Enrollment Date to enroll again.

Participation also terminates immediately when the Participant voluntarily withdraws his contributions from the Plan.

Participation terminates immediately after the Purchase Date if the Participant becomes ineligible for any reason, other than termination of employment, during the Purchase Period or the Participant suspended payroll deductions during the Purchase Period and has not re-enrolled in the Plan for the next Purchase Period.

For purposes of the Plan, a Participant is not deemed to have terminated his employment if he transfers employment from Transocean to a Subsidiary, or vice versa, or transfers employment between Subsidiaries including a Non-Participating Subsidiary. A Participant who transfers to a Non-Participating Subsidiary may elect to withdraw his contributions from the Plan at that time or allow the contributions to remain in the Plan, accruing interest until the end of the Purchase Period. If the Participant elects to leave his contributions in the Plan, they will be used to purchase shares at the end of the Purchase Period and participation terminates immediately after the Purchase Date.

12.	Unpaid Leave of Absence and Saving Plan Suspension

Unless the Participant has voluntarily withdrawn his contributions from the Plan, shares will be purchased for his account on the Purchase Date next following commencement of an unpaid leave of absence or suspension due to a hardship withdrawal from the Transocean U.S. Savings Plan by such Participant, provided such leave or suspension does not constitute a termination of employment. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant’s contributions made up to the commencement of such unpaid leave of absence or suspension plus interest on such contributions and dividends, if applicable, both determined in accordance with Section 7. In addition, the Participant will automatically resume payroll deductions when eligible employment is resumed or the suspension ends (unless he has elected to stop contributions to the Plan) provided such leave or suspension did not constitute a termination of employment.

13.	Designation of Beneficiary

Each Participant may designate one or more beneficiaries in the event of death and may, in his sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the person or entity designated by the Committee and shall control over any disposition by will or otherwise.

As soon as administratively feasible after the death of a Participant, amounts credited to his account, including interest and dividends, if applicable, determined in accordance with Section 7, shall be paid in cash and a certificate for any shares shall be delivered to the Participant’s designated beneficiaries or, in the absence of such designation, to the Participant’s surviving spouse. If the Participant has not designated a beneficiary and is not married at the time of death, the cash and certificate shall be delivered to his surviving child(ren) or to the executor, administrator or other legal representative of the Participant’s estate if the Participant has no surviving child(ren). Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

14.	Assignment

Except as provided in Section 13, the rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant, other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order,” as defined in Section 414(p) of the Code. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant’s election to purchase Ordinary Shares shall terminate, and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant’s account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant’s right to purchase shares under the Plan shall be exercisable only during the Participant’s lifetime and only by him.

15.	Costs

All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale of shares purchased under the Plan shall be paid by the Participant.

16.	Reports

At the end of each Purchase Period, the Company shall provide or cause to be provided to each Participant a report of his contributions, including interest earned, and the number of Ordinary Shares purchased with such contributions by that Participant on each Purchase Date.

17.	Equal Rights and Privileges

All Eligible Employees shall have equal rights and privileges with respect to the Plan to the extent necessary to enable the Plan to qualify for U.S. tax purposes as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section 423. This Section 17 shall take precedence over all other provisions in the Plan.

18.	Rights as Shareholders

A Participant will have no rights as a shareholder under the election to purchase until he becomes a shareholder as herein provided. A Participant will become a shareholder with respect to shares for which payment has been completed as provided in Section 9 at the close of business on the last business day of the Purchase Period.

19.	Modification and Termination

The Company, by action of the Board or by action of the Finance and Benefits Committee of the Board, may at any time and from time to time amend or terminate this Plan. Notwithstanding the foregoing, the Committee may amend the Plan by its own action if any such amendment is necessary for the Plan to meet applicable legal requirements, to modify the administrative provisions of the Plan or to make any other change which does not materially increase Plan costs or substantially modify the eligibility, vesting or benefit provisions of the Plan.

No amendment shall be effective unless within one (1) year after it is adopted by the Board, it is approved by the holders of Transocean’s outstanding shares if and to the extent such amendment is required to be approved by shareholders in order to cause the rights granted under the Plan to purchase Ordinary Shares to meet the requirements of Section 423 of the Code (or any successor provision).

The Plan shall terminate after all Ordinary Shares issued under the Plan have been purchased, unless terminated earlier by the Board or unless additional Ordinary Shares are issued under the Plan with the approval of the shareholders. In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan which have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible, including interest and dividends, if applicable, determined in accordance with Section 7.

20.	Board and Shareholder Approval; Effective Date

The Plan was originally adopted by the Board on March 12, 1998 and was effective immediately on such date. The Plan was originally approved by shareholders at the 1998 annual meeting. The Plan was amended and restated effective January 1, 2000. The Plan was again amended and restated effective May 8, 2003, subject to shareholder approval (which was obtained at the shareholder’s meeting held on May 8, 2003) of an increase in the number of Ordinary Shares reserved for issuance under the Plan. This amendment and restatement of the Plan shall be effective as of May 12, 2005, subject to shareholder approval (which was obtained at the shareholder’s meeting held on May 12, 2005).

21.	Governmental Approvals or Consents

This Plan and any offering or sale made to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 19, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

22.	Listing of Shares and Related Matters

If at any time the Board or the Committee shall determine, based on opinion of legal counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or reporting system or under any state or federal law is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration or qualification shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to legal counsel.

23.	Employment Rights

The Plan shall neither impose any obligation on Transocean or on any Subsidiary to continue the employment of any Participant, nor impose any obligation on any Participant to remain in the employ of Transocean or of any Subsidiary.

24.	Withholding of Taxes

The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the purchase of Ordinary Shares under the Plan.

25.	Subsidiary Terms

In addition to changes in eligibility requirements, the Participating Subsidiaries may make changes in the terms of this Plan applicable to their Eligible Employees as shall be acceptable to the Committee, provided that such changes do not cause the Plan to fail to comply with the requirements of Section 423 of the Code, to the extent it is applicable. All changes must be approved by the Committee and added as an Appendix to this document.

26.	Governing Law

The Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

27.	Use of Gender

The gender of words used in the Plan shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

28.	Other Provisions

The agreements to purchase Ordinary Shares under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

IN WITNESS WHEREOF, this document has been executed effective as of May 12, 2005.

TRANSOCEAN INC.

By:	/s/ Eric B. Brown
Eric B. Brown
Senior Vice President, General Counsel & Corporate Secretary